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                                                                     EXHIBIT 4.8

                               FIRST AMENDMENT TO
                         KMART CREDITOR TRUST AGREEMENT


         THIS FIRST AMENDMENT TO KMART CREDITOR TRUST AGREEMENT (the "Amendment"), dated as of May __, 2003, is entered into and executed by and among KMART CORPORATION, a Michigan corporation, debtor and debtor-in-possession in the Chapter 11 Cases referred to below ("Kmart"), the undersigned Affiliate Debtors (as defined in the Plan referred to below), debtors and debtors-in-possession in such Chapter 11 Cases (together with Kmart, collectively, the "Debtors", as hereinafter further defined), as settlors, Douglas J. Smith, as Trustee (the "Trustee"), and the undersigned Reorganized Debtors to amend that certain Kmart Creditor Trust Agreement dated April 30, 2003 (the "Trust Agreement"). Defined terms used herein without definition have the meanings set forth in the Trust Agreement.

                                    RECITALS:

         WHEREAS, the Trust Agreement was executed to facilitate the implementation of (a) the Plan which provides for the establishment of the Kmart Creditor Trust created by the Trust Agreement and the retention and preservation of the Trust Assets (as defined in the Plan) by the Trustee, all for the benefit of (i) certain holders of Allowed Claims (as defined in the Plan) if and to the extent that such holders of Allowed Claims are entitled to share in Trust Recoveries in accordance with the terms of the Plan and (ii) the holders of Allowed Interests (as defined in the Plan) pertaining to Existing Common Stock (as defined in the Plan) in Class 11 (as such Class is designated in the Plan) and (b) the other Articles of the Plan that deal with the collection, liquidation, and distribution of the Trust Assets, including the litigation of Trust Claims (as defined in the Plan), as required by the Plan; and

         WHEREAS, prior to the Effective Date (as defined in the Plan) and in accordance with the Order Approving Joint Interests and Government Confidentiality Agreements, Implementing Protective Order, Authorizing Rule 2004 Investigations and Granting Related Relief dated August 29, 2002 (the "Rule 2004 Order"), the Official Committee of Unsecured Creditors served certain Bankruptcy Rule 2004 subpoenas upon certain persons or entities (collectively, the "Rule 2004 Demands"), the scope of which subpoenas are consistent with and appropriate under the provisions the Rule 2004 Order and Bankruptcy Rule 2004; and



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         WHEREAS, without prejudice to the rights of the Trustee and/or the
Trust Advisory Board to enforce the Rule 2004 Demands, the parties hereto wish to amend the Trust Agreement to reconfirm the intent of the parties that the purpose of the Trust Agreement was for the Trustee to pursue, litigate, settle and/or compromise the Trust Claims pursuant to and in accordance with the terms of the Trust Agreement and not to be characterized as an investigator under the Accounting and Stewardship Investigations (as defined in the Disclosure Statement (as such term is defined in the Plan)).

         NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree to amend the Trust Agreement by replacing Section 4.1(a) of the Trust Agreement in its entirety with the following:

                  SECTION 4.1 LIQUIDATION OF TRUST CLAIMS.

                  (a) The Trustee shall take such steps as the Trustee deems necessary to pursue, litigate, settle and/or compromise or abandon the Trust Claims (provided that, any such litigation, settlement, compromise or abandonment shall be authorized by the Trust Advisory Board, by its majority vote), to reduce the Trust Claims to cash proceeds and to make distributions of the cash proceeds to the Beneficiaries as required under the Plan and this Trust Agreement and provided further that, nothing herein is intended to or shall limit or restrict the rights of the Trustee and/or the Trust Advisory Board, as applicable, to enforce the Rule 2004 Demands. The Trustee's actions with respect to disposition of the Trust Claims shall in all events be taken in a manner so as reasonably to maximize the value of the Trust Claims.











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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                                    KMART CORPORATION,
                                     THE DEBTOR AFFILIATES AND
                                     THE REORGANIZED DEBTORS

                                    By: __________________________________
                                    Name: Ronald B. Hutchison
                                    Title:  Vice President/Assistant Secretary
                                            of Kmart Corporation and authorized
                                            signatory of each of the other
                                            Debtors and of each of the
                                            Reorganized Debtors.



                                    ____________________________, AS TRUSTEE
                                    Name: Douglas J. Smith
                                    Title: Trustee















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